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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 Schedule TO-C

           Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                              RAMP NETWORKS, INC.
                           (Name of Subject Company)

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                               NOKIA CORPORATION
                          BLACKBIRD ACQUISITION, INC.
                      (Names of Filing Persons (Offerors))

                    Common Stock, Par Value $0.001 Per Share
                         (Title of Class of Securities)

                                  751567-10-8
                     (CUSIP Number of Class of Securities)

                                  Ursula Ranin
                               Nokia Corporation
                                Keilalahdentie 4
                                  P.O. Box 226
                             FIN-00045 Nokia Group
                                    Finland
                              Fax: +358-9-605-042
  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                and Communications on Behalf of filing persons)

                                    Copy to:
                            Michael J. Coleman, Esq.
                              Shearman & Sterling
                              1550 El Camino Real
                                   Suite 100
                       Menlo Park, California 94025-4100
                              Fax: (650) 330-2271

                        CALCULATION OF REGISTRATION FEE

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
             Transaction Valuation*                           Amount of Filing Fee**
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
                 Not Applicable                                   Not Applicable
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
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[_]Check the box if any part of the fee is offset as provided by Rule 0-
   11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   Amount Previously Paid: None             Filing Party: Not applicable
   Form or Registration No.: Not applicable Date Filed: Not applicable

[X]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

[X]third-party tender offer subject to Rule 14d-1.
[_]issuer tender offer subject to Rule 13e-4.
[_]going-private transaction subject to Rule 13e-3.
[_]amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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                                 EXHIBIT INDEX

Exhibit No.     Description
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99.1            Press Release issued on December 6, 2000.